Exhibit 99.1
CORPORATE PARTICIPANTS

 Steven Nielsen
 Dycom Industries - President, CEO

 Rick Vilsoet
 Dycom Industries Inc - General Counsel

 Drew DeFerrari
 Dycom Industries Inc - CFO

CONFERENCE CALL PARTICIPANTS

 Alex Rygiel
 FBR Capital Markets – Analyst

 Adam Thalhimer
 BB&T Capital Markets  - Analyst

 Simon Leopold
 Morgan Keegan & Co., Inc. – Analyst

 Tristan Richardson
 D.A. Davidson & Co. – Analyst

 Alan Mitrani
 Sylvan Lake Management - Analyst

 PRESENTATION

Operator

Ladies and Gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference all participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time. (Operator Instructions) As a reminder today's call is being recorded. Now, with that being said, I'll turn the conference over to the Chief Executive Officer and President, Mr. Steven Nielsen. Please go ahead sir.

 Steven Nielsen - Dycom Industries - President, CEO

 Thank you John. Good morning everyone. I'd like to thank you for attending our third quarter fiscal 2011 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide 1, today we have on the call -- Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now, I will turn the call over to Rick Vilsoet. Rick.

 Rick Vilsoet - Dycom Industries Inc - General Counsel

 Thank you Steve. Referring to slide 2. Except for historical information, the statements made by the Company's management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates, and projections, and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking segments. Steve?

 Steven Nielsen - Dycom Industries - President, CEO

 Thanks Rick. Yesterday we issued a press release announcing our third quarter results. As you review this release, it is important to note the following. During the quarter we redeemed $48.4 million of senior subordinated notes due 2015, which had been previously called. As a result, we recorded a $2.6 million pre-tax loss on debt extinguishment. In addition, we reached a proposed settlement of our two outstanding wage-and-hour class action lawsuits for $600,000 before taxes. See slides 11 through 13 for a reconciliation of our non-GAAP measures to the GAAP measures in the slide presentation provided for this call. Results for the third quarter of fiscal 2010 included a reversal of $1.0 million for certain income tax liabilities that were no longer required. For clarity and to enable comparability between periods, my comments will exclude the effect of these items.

Moving to slide 3. Revenue for the quarter increased year-over-year to $252.4 million or an organic growth rate of 2.7% after adjusting for revenues from acquired companies. Volumes during the quarter were mixed from telephone companies, with some companies growing meaningfully while others cautiously deployed capital for new network initiatives and tightly managed routine capital and maintenance expenditures. Spending by cable customers increased sequentially but decreased 1.7% year-over-year. Gross margins increased sequentially and increased by 80 basis points year-over-year reflecting improved operating performance. General and administrative expenses declined by 111 basis points year-over-year reflecting increased operating leverage and tight cost controls. All these factors produced earnings of $0.10 per share for the third quarter, which improve significantly from last year's earnings of $0.02 per share. Liquidity remained strong in the quarter, with cash and availability under our credit facility totaling $216 million. Meaningfully, total backlog continued to increase sequentially from the second quarter and during the quarter we repurchased 1.278 million shares of our stock for $21.3 million. Finally, our Board of Directors has authorized $20 million in share repurchases over the next 18 months, as we have used the remainder of our prior authorization.

Going to slide 4, during the quarter we experienced the effects of an improving economy, revenue from AT&T was up 3% year-over-year at $53.4 million or 21.1% of revenue. AT&T was our largest customer. Revenue from Comcast was up 6.4% year-over-year. Comcast was our second-largest customer at $34.6 million or 13.7% of total revenue. CenturyLink was our third-largest customer with revenues of $27.8 million or 11% of total revenue. Revenue from Verizon was $21.9 million. Verizon was Dycom's fourth-largest customer for the quarter at 8.7% of revenue. And revenue from Windstream, a new entrant to our top five customer list, was $17.9 million, representing 47.1% organic growth. Altogether, our top five customers represented 61.6% of revenue and 3.2% organic growth. All other customers increased 2.0% organically. Of note, as a result of recent contract wins during our second and third quarters, we expect Verizon to exhibit meaningful year-over-year growth during our fourth quarter ending this July.

Now moving to slide 5. Backlog at the end of the third quarter was $1.373 billion versus $1.316 billion at the end of the second quarter, an increase of approximately $57 million. Of this backlog, approximately $746 million is expected to be completed in the next 12 months. Both backlog calculations increased year-over-year and sequentially. During the quarter we continued to book new work and renew existing work. From Windstream we were awarded two new engineering services agreements for broadband stimulus related projects in Iowa, Missouri, New York and Pennsylvania. In addition, we also received from Windstream new two-year construction services agreements for broadband stimulus related projects in Kentucky, Georgia, New Mexico, Oklahoma and Texas. With Verizon, we secured a new five-year agreement which extends our existing construction and maintenance services agreement, expanded its scope to include additional work activities and its geographic reach to cover a significant majority of the state of Massachusetts.

From Charter, we received an annual renewal of our construction and maintenance services agreement for the state of Missouri, and finally, we secured a number of rural broadband projects in the states of Washington, Kentucky, South Carolina, Georgia, Missouri, and Virginia. Our broadband stimulus backlog was $80 million at quarter end, with bid and award activity accelerating. We currently expect to perform at least $175 million in broadband related stimulus projects over the next 2 years to 2.5 years. Headcount decreased during the quarter to 8,161 reflecting our shift away from technician intensive services, a shift we expect to be completed during the fourth quarter. Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries Inc - CFO

 Thanks Steve and good morning everyone. As previously mentioned, there were several items that impacted our results that will be excluded from my comments. We have provided a reconciliation of non-GAAP measures to the GAAP measures in the slide presentation for today's call. Going to slide 6. Contract revenues for the third quarter of 2011 were $252.4 million as compared to $231.6 million for the third quarter of 2010. Q3-2011 included approximately $14.4 million of revenues from businesses acquired earlier this fiscal year. On an organic basis revenue increased by 2.7% year-over-year. Telecommunication customers made up over 83% of our revenue, and underground facility locating customers declined over 4% as a percentage of revenue reflecting a shift away from technician intensive services. Non-GAAP net income for the current quarter increased to $3.4 million or $0.10 per share compared to $0.6 million or $0.02 per share for Q3 2010.

Turning to slide 7. Cost of earned revenues as a percentage of contract revenues declined 80 basis points, primarily as a result of improved labor efficiency offset in part by a 40 basis point increase in fuel as a percentage of revenue from higher fuel prices. G&A costs declined approximately $0.6 million on a year-over-year basis and include the incremental expenses of our recently acquired companies. Depreciation and amortization decreased as a result of asset sales since last year. Interest expense, net was approximately $4.4 million during the current quarter and included approximately $200,000 of interest on the old notes that were repaid in February. Looking ahead, we expect interest expense to be approximately $4.2 million next quarter and this amount includes interest on our 7.125% senior subordinated notes, non-cash amortization of deferred financing fees, letter of credit and commitment fees on our credit agreement, and other minor interest amounts. Our non-GAAP effective tax rate was near 42% for the three- and nine-month periods ended April 2011, and we expect this level to continue in Q4-2011.

Turning to slide 8. Our balance sheet remained strong and we ended the period with approximately $89 million of cash on hand after paying off the remaining $48.4 million of outstanding 8.125% notes that were called earlier this year. During the quarter, operating cash flows were $4.5 million as we funded increasing levels of activity in the later part of the quarter. Based on average daily revenue in the period, days sales outstanding were up slightly to 63 days. Capital expenditures net of disposals were $6.9 million for the quarter bringing our nine-month total to $22.6 million. Gross cap-ex for the quarter was approximately $11 million. We anticipate a sequential increase in our cap-ex during Q4, which will bring our full year fiscal 2011 cap-ex net of disposals in the range of $45 million to $50 million. During the quarter, we repurchased 1.278 million shares of our common stock in the open market for approximately $21.3 million. At the end of Q3-2011, we had 34.05 million shares of common stock outstanding. We ended the quarter with no borrowings outstanding under our senior credit facility and $127.8 million of availability. Now, I will turn the call back to Steve.

 Steven Nielsen - Dycom Industries - President, CEO

 Thanks Drew. Going to slide 9. In summary, within a slowly growing economy we experienced the effects of an improving environment and continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. These successes were reflected in a number of notable contract awards which increased total backlog. Notably, broadband stimulus awards accelerated throughout the quarter and with visibility improving we currently expect to perform at least $175 million in projects over the next 2 to 2.5 years. In addition, in an improving demand environment, we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The long-term drivers of these opportunities are strengthening. The government's response to a weak economy has produced meaningful and significant funding for broadband initiatives. And a number of these initiatives are now moving through the solicitation, award, and contract execution process with construction and engineering beginning during our fourth quarter.

Additionally, we remain encouraged that cable operators are deploying a number of new technologies which enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers and businesses. Both cable and telephone companies as well as a number of other industry participants are aggressively extending or deploying fiber networks to provide wireless backhaul services. This development is accelerating in driving increased industry capital expenditures. In sum, we are pleased with our industry positioning and believe among service providers of our size or larger that we are uniquely positioned and capitalized to meaningfully experience these emerging trends to the benefit of our shareholders. And finally, our notes issuance during our second quarter significantly enhanced our already robust balance sheet and ample liquidity. The strength when combined with our equity capitalization, after our share repurchases, is intended to significantly benefit our shareholders and encourages us to pursue acquisition opportunities.

Now moving to slide 10. As we look ahead to an improving environment, our expectations are shaped by the following. Revenue over the next several quarters will continue to exhibit consistent seasonality, adjusting for the effect of last year's 14-week fourth quarter, and our shift away from technician intensive services. Accordingly, forward revenue assessment should start with the prior year's quarterly revenue, and adjust for modest organic growth resulting in high single-digit to low double-digit total growth. Improving organic growth and new project opportunities have enabled us to more critically assess our portfolio of contracts. As we have done so, we expect to structurally increase our margins and earnings faster than revenues. Solid and growing cash flows will be dedicated to accretive acquisition opportunities, which will enhance our scale and service offerings and share repurchases as valuation and projected returns direct.

And finally, we are increasingly confident that these trends are improving for a sustained period. Accordingly, we expect for the fourth quarter revenues which after adjusting for last year's 14-week quarter, grow mid-single digits year-over-year on an organic basis and 10% to 15% on a total revenue basis. Gross margins which improve year-over-year. General and administrative expenses, which, reflecting performance-based incentive plans result in an approximate 10% sequential quarterly increase. Depreciation and amortization which slightly increases on a quarterly sequential basis reflecting increasing capital expenditures and other income which modestly increases year-over-year.

As the nation's economy grows, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business during a weak economic period, and these adjustments have fortified our strong balance sheet, meaningfully increased our liquidity and positioned us well for emerging growth opportunities. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees, and the experience of our management team who have grown our business and capitalization many times before. Now John, we will open the call for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) First on the line, Alex Rygiel with FBR.

 Alex Rygiel - FBR Capital Markets - Analyst

 Good morning, Steve. Congratulations, nice quarter. First, your commentary with regards to your expectation of $175 million over the next 2 to 2.5 years for stimulus awards. That's somewhat out of character for you to quantify what you think the opportunity could develop into when you only have $80 million in hand in backlog right now. Can you help us to bridge the gap or difference between $80 million and $175 million, and is the difference awards that maybe you have received subsequent to the end of the quarter?

 Steven Nielsen - Dycom Industries - President, CEO

 There's a portion of that Alex that represent awards subsequent to the end of the quarter. The balance of that is based on the fact that in a number of the stimulus opportunities, once the original bidding cycle is completed, there are opportunities to negotiate additional work. And while that's not the same as contractual backlog, we feel highly confident that on a number of the projects where we are beginning, that as additional opportunities become available for those clients, that we have solid indications of what we will receive subsequently.

 Alex Rygiel - FBR Capital Markets - Analyst

 Excellent. And could you also give us a little bit more color with regards to the Verizon contract up in Massachusetts? Clearly the 5-year time period looks like a little bit of an extension versus maybe some of your other contracts. So, help us to understand the reasoning behind that, as well possibly even quantify your revenue opportunity with Verizon in Massachusetts over that period?

 Steven Nielsen - Dycom Industries - President, CEO

 Sure. So, last quarter, we talked about receiving what's called a sole-source provider contract for the majority of the state of Maryland with Verizon. This Massachusetts contract is essentially the same type of contract, it incorporates business as usual, FiOS services and path creation. And it is an ongoing effort by Verizon to consolidate the number of vendors that they are working with. We are certainly encouraged by the term of the contracts, I think that's a nice vote of confidence given the length of our relationship with Verizon. And in terms of quantifying it, I think what we would say, Alex, is that expanding in Maryland -- at the time that we started that contract in April, we really did not have much in the way of those types of services, so that was all footprint expansion in Massachusetts. We were doing a good portion of work up there, but they expand both the footprint and the nature of the services. We are just happy after 3 years to be able to be confident that in our fourth quarter that we will have some meaningful growth from Verizon year-over-year. Which will be the first time in several years.

Alex Rygiel - FBR Capital Markets - Analyst

That’s excellent. I’ll get back in the queue, thank you.

Operator

 And next we’ll go to Adam Thalhimer with BB&T Capital Markets. Please go ahead.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

Good morning, Steve. Good morning, Drew. I see that the number of employees continues to go down a little bit. I guess that is just shift in services you are talking about. How dramatic is that shift? What is dot com, what does the revenue breakdown look like once you're done with that?

 Steven Nielsen - Dycom Industries - President, CEO

 Well, Drew had given you a breakdown. If you look at the locating services, Adam, and I would refer you back to that. But I would also tell you that at this point, we think that is all over. That shift will be completed in our fourth quarter. And is fully baked into the expectations we provided on revenue. So, we think it's essentially -- that adjustment's in the rear view mirror going forward.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

 All right, then on the wireless side, you have NeoCom, you talked about acquisitions could look attractive here. What's the longer-term wireless game plan?

 Steven Nielsen - Dycom Industries - President, CEO

 We are very pleased with our initial foray into wireless services with NeoCom. We continue to look at additional acquisition opportunities when they make sense and fit. We think as we have done before with other acquisitions, that given our scale, that we can help NeoCom continue to grow the business meaningfully. And we think that there will be continuing opportunities for us to grow both through acquisition and organically. And we are new to that industry, but when we find the right profile of an industry and something that we think works for us financially, we've -- I think demonstrated in the past that we will be able to grow meaningfully as long as we see the right returns.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

 Lastly, Steve, I just wanted to ask about fiber-to-the-node, fiber-to-the-home projects. Are you getting any sense that carriers are somewhat surprised by the bandwidth increases or data demand increases from the home and whether some of those programs could get ramped up more quickly.

 Steven Nielsen - Dycom Industries - President, CEO

 I think, Adam, that right now, the primary thing that the carriers are focused on is fiber-to-the-cell site. We had two customers who both took up full-year cap-ex guidance based on spending additional dollars there. I think that I could confirm that anecdotally, we've had comments from particularly cable and telephone customers, that they are seeing dramatic increases in bandwidth. The folks that follow Netflix, I think it now encompasses something like 25% or 30% of all the traffic on the Internet domestically. And so I think obviously our clients are seeing that increase load, and I think we are also encouraged about the ability particularly of Verizon with FiOS and AT&T with U-verse to continued adding subscribers. They seem to be confident about their deployments. And that is resulting in increased opportunities for us.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

 Okay thanks, congrats on the quarter.

Operator

Next we’ll go to Simon Leopold with Morgan Keegan. Please go ahead.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Let me get a couple of housekeeping questions out of the way first. Just quickly, if you could just remind us, give us the cable telco split this quarter?

 Drew DeFerrari - Dycom Industries Inc - CFO

 Sure Simon. Good morning, this is Drew. Telco was at 54.3%. Cable was at 29.5%.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Great. If we could round out the top 10 customers?

 Drew DeFerrari - Dycom Industries Inc - CFO

 Sure. Charter was number six at 7%, Time Warner Cable was at 4.5%, Cablevision was at 1.3%, Duke Energy was at 1.2%, and Southern California Edison was at 1%.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 1% you said?

 Drew DeFerrari - Dycom Industries Inc - CFO

 Correct.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Thanks. And then looking at this past quarter, wondering if you are able to measure or assess the impact of higher fuel costs on your gross margin, and how you are thinking about that going forward?

 Steven Nielsen - Dycom Industries - President, CEO

 Yes, Simon. I think Drew said in his comments it was about 40 basis points on fuel. Obviously, fuel has come in a little bit here, I think what we'd say is in the guidance that we provided and kind of our sense of the trends, that there is more than sufficient operating momentum in the business to handle any pressures from fuel costs.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Okay. And then when we think about the Verizon business that you have highlighted that's driving some of the growth, it sounds like you are implying that the nature of the activity is around fiber-to-the-cell site, something I thought that they had already done quite a bit of. So maybe I'm not interpreting this correctly. Could you describe a little bit about what's going on there?

 Steven Nielsen - Dycom Industries - President, CEO

 What they are doing is, Verizon had historically used a number of smaller vendors around their business-as-usual activities. And so, that's been consolidated under these contracts. We are also still creating fiber-to-the-home, FiOS, a fiber path, so that's a traditional activity that is still ongoing as well as we are supplying services to connect homes to the network by placing the buried drops. So it's really focus around that. I will tell you that there is some on the engineering side of the business and some other geographies, we are certainly involved with some fiber-to-the-cell site initiatives in some more rural areas. But these contracts are really success-based subscriber type additions, which they had a nice quarter and I think they forecasted future growth there, path creation, and then the routine and ongoing construction and maintenance of the existing networks.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Great. And I wanted to clarify the guidance, and I appreciate you've given us a lot of information on how you are thinking about the July quarter. I just want to make sure I'm getting it. So basically, at the midpoint of that 10% to 15%, we are looking at July sales of roughly $317 million? Am I doing my math correctly?

 Steven Nielsen - Dycom Industries - President, CEO

 No, Simon, I'm glad you asked a question so we make sure it's clear. If you recall, in last year's fourth quarter, we had 14-weeks. So, the way we are thinking about it is to take last year's quarter, divided by 14, multiply by 13 to normalize it for a standard 13-week quarter, and then to take the percentages that we supplied.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Okay, that's what I suspected, but - -

 Steven Nielsen - Dycom Industries - President, CEO

 No, I'm glad you asked.

 Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 I wasn't sure if I was the only one not 100% sure. And then just one last one please, an unfortunate number of storms in the South recently between the flooding and tornadoes, I know in the past you have called out some incremental business for storm repair work, and just wondering if you've got an assessment on that.

 Steven Nielsen - Dycom Industries - President, CEO

 We are obviously very busily engaged across Alabama, Tennessee, some portions of Virginia, and Georgia. And I'm glad you mentioned it. I should have called that out. We've got hundreds of folks that are working in terrible circumstances amongst employees who live in the areas where they are helping our customers restore service. As you mentioned, historically it's always been difficult, at least this early in a quarter to net the effect of the enhanced services we are providing on restoration versus what we are not able to get done on our normal activity. I think it provides some incremental business in the quarter. It's a little too soon to say what it is, and I think that's incorporated in the range that we provided in the expectations.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

 Great. Thank you, that was very helpful.

Operator

 (Operator Instructions) We do have a follow-up from Adam Thalhimer. Please go ahead.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

 Steve, just a quick follow-up on the share repurchases. You started that program I guess when you almost had net cash, and now the cash balance, $80 million, and you mentioned in the slide presentation how much you had left in the revolver. What's the thought process behind continuing to be aggressive there?

 Steven Nielsen - Dycom Industries - President, CEO

 Well, I think as we said in our comments Adam, we are going to look at the cash that we have, which as you remember in January we refinanced our high yield notes. So, we don't have maturity in this decade in terms of long-term debt. Lowered the rate, and we also increased our borrowings through that note by about $50 some million. So we have increased liquidity. We are confident in the operating trends in the business, and what we see for cash flows. And so, we are going to look to the valuation of the stock versus where we think we can deploy the capital through acquisitions. Because we think we have more than enough liquidity and availability to do both of those things as well as grow organically. And as we've said before, we always will have enough cash to grow our business organically, and that we are going to look to the other uses of cash, acquisitions or share repurchases when they make sense.

 Adam Thalhimer - BB&T Capital Markets  - Analyst

 Okay, probably the better question is what level of cash do you feel comfortable with?

 Steven Nielsen - Dycom Industries - President, CEO

 With the kind of trends in the business that we see, absent some kind of global or macroeconomic issue here, we have plenty of liquidity to invest and still have a comfortable operating margin in the business. We have a 63 DSO, 63 days on the turn. We have very little in the way of short-term payables, we have no short term maturities. And so, we've been through good parts of a cycle and bad parts of a cycle, and I think now is the time to be aggressive.

Adam Thalhimer - BB&T Capital Markets  - Analyst

 Great, thanks a lot.

Operator

 We have a question from John Rogers with DA Davidson. Please go ahead.

 Tristan Richardson - D.A. Davidson & Co. - Analyst

 This is Tristan in for John. I'm just curious and I know it's a smaller piece of your business given the growth in your other businesses, but could you just provide an update on the utility locating business and the decline there. Is that still just a function of residential and commercial development?

 Steven Nielsen - Dycom Industries - President, CEO

 Well, that's certainly been an impact, Tristan, but as we've highlighted in Drew's comments, and I forget which slide but we have a little bit of detail on a slide. There were pieces of that business that we were not satisfied with, and so over the last couple quarters, we pulled back from that. We think that process is complete in the fourth quarter, and then we believe off of that base that there will be opportunities to grow it. But it was just a repositioning that we thought was the right time to do that.

Tristan Richardson - D.A. Davidson & Co. - Analyst

 Okay. That’s really all I had. Thank  you guys very much. Good quarter.

Operator

 Now we have Alan Mitrani with Sylvan Lake Asset. Please go ahead.

 Alan Mitrani - Sylvan Lake Management - Analyst

 A question for you on Time Warner. I noticed that they seem to be dropping meaningfully. Can you just talk a bit about -- are they giving work to someone else or are they just not as capital intensive as they have been in the past given the new ownership structure for Time Warner Cable to independents over the last couple of years? Just talk a bit about that, it seems like year-to-date their revenues are down about 25%.

 Steven Nielsen - Dycom Industries - President, CEO

 Yes. I think that is right Alan. I think there are a couple things going on. The service footprint that we have with them historically is -- a good portion of that is in the Midwest, and so obviously from an installation activity perspective, that activity is down. There have been as part of this kind of reassessment of our contracts as we go into a growth phase, there have been a couple of instances where we just weren't comfortable with the returns we were seeing in particular geographies, and so we are not there anymore. But that's a normal process that we go through, particularly when we see operating momentum build more broadly across the business. It gives us a good opportunity to work through where things may not be working as well as we'd like.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Okay. And Drew, can you tell us what gross cap-ex was in the quarter?

 Drew DeFerrari - Dycom Industries Inc - CFO

 Yes, Alan, it was right at $11 million, I believe.

 Alan Mitrani - Sylvan Lake Management - Analyst

 $11 million, okay. Then Steve - - Drew, do you have the numbers year-to-date what the acquisitions contributed?

 Steven Nielsen - Dycom Industries - President, CEO

 We closed one just before Christmas, Alan, and we had one in November, so the numbers are in the script and the slides for the second quarter. This was the first full quarter that we had for both businesses.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Okay, I did the math, at least for last quarter and for third quarter and I figured just a nominal amount for first quarter and I figure a decent amount for fourth quarter. So --

 Steven Nielsen - Dycom Industries - President, CEO

 There was nothing in the first quarter, so Drew has the numbers year-to-date --

 Drew DeFerrari - Dycom Industries Inc - CFO

 Hi Alan, year-to-date it was about, just under $20 million.

 Steven Nielsen - Dycom Industries - President, CEO

 And that will all be broken out in the Q.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Right, okay. So for the fiscal year, once you factor in what the fourth quarter will be, assuming similar to the third, you're talking about basically flat revenue growth year-to-year maybe just a little bit on an organic basis. We've hit bottom now in your business then?

 Steven Nielsen - Dycom Industries - President, CEO

 I would think that it's a little better than flat year over year.

 Alan Mitrani - Sylvan Lake Management - Analyst

 A little better than flat, okay. So then, we have hit bottom in the business and we are going to grow from here?

 Steven Nielsen - Dycom Industries - President, CEO

 I think if you took our trailing twelve months revenue for the last, say twelve quarters, you will see the curve flattened two or three quarters ago. And was moving up at the April quarter.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Okay. And then one last question, just more of a bigger picture question. It's been a steady march down over the years on your operating margins. Just as you been fighting in this recession and dealing with the utility locating business and others. It seems like you've gotten them under control. I just want to understand where you think your operating margins or EBITDA margins, because your EBITDA margins have been okay the last couple of years, but is there any reason why structurally you can't get back to the levels you saw in the 2000's?

 Steven Nielsen - Dycom Industries - President, CEO

 Well, Alan, in 2007 before the recession we were in a 12%, 13% EBITDA mode, right? I don't have the numbers off the top of my head.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Right. That's close enough.

 Steven Nielsen - Dycom Industries - President, CEO

 And we've always said, we think in good parts of the cycle that we can get to the mid-teens on EBITDA. And part of this portfolio assessment that we've been through is because, as you know, we like to grow organically, but we want our margins and our earnings to grow faster than our revenue.

Alan Mitrani - Sylvan Lake Management - Analyst

 Okay. Great, thank you.

Operator

 We have a follow-up, Alex Rygiel. Please go ahead

 Alex Rygiel - FBR Capital Markets - Analyst

 I'm sorry Steve, did you just say that EBITDA margins are going to the mid-teens?

 Steven Nielsen - Dycom Industries - President, CEO

 No, I said our objective when we are in good parts of the cycle is to get to the mid-teens, and in 2007, I think, we were -- off the top of my head, in the 12%, 13% range. So as things improve, and as we continue to manage the business better, we would expect that things will -- that the margins will expand. But we didn't say to what.

 Alex Rygiel - FBR Capital Markets - Analyst

 Okay. And as it relates to the sole-source provider opportunities that appear to be developing at Verizon over the last six months, how should we think about that opportunity developing over the next year or two? Should we think about maybe picking up another sole-source provider opportunity in another state each quarter for the next couple of quarters?

 Steven Nielsen - Dycom Industries - President, CEO

 I think that might be a little bit aggressive. I think over the next year or two they're going to continue as long as we perform. They're going to continue to evaluate that model. We think they are happy with it, and if that continues to be the case, we would expect that they do that. This is part of an ongoing effort, just like we are working on ways to improve our business, they're exploring opportunities to do that on their business.

Alex Rygiel - FBR Capital Markets - Analyst

 Perfect. Very helpful, thank you.

Operator

 And with that, no further questions coming in.

 Steven Nielsen - Dycom Industries - President, CEO

 Well, John, we thank everybody for everybody's participation and attendance, and we will talk to you at the end of August on our fourth quarter call. Thank you.

Operator

 Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.